MONARCH FUNDS
                     INVESTOR SHARES, B SHARES, AND C SHARES
                                DISTRIBUTION PLAN

                            as of September 14, 2004

     This Distribution Plan (the "Plan") is adopted by Monarch Funds (the "Trust") with respect to the Investor Shares, B Shares, and C Shares class of beneficial interest of each of the Funds identified in Appendix A (individually a "Fund" and collectively the "Funds") in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act").

     SECTION 1. DISTRIBUTOR

     The Trust has entered into a Distribution Agreement (the "Agreement") with Forum Fund Services, LLC ("Forum") whereby Forum acts as principal underwriter of the Funds.

     SECTION 2. PAYMENTS

     (a) As compensation for Forum's distribution and service activities with respect to Investor Shares of each Fund, the Trust shall pay Forum a fee at an annual rate of 0.25% of the average daily net assets of Investor Shares of each Fund, and with respect to the B Shares and C Shares of each Fund, the Trust shall pay Forum a fee at an annual rate of 0.75% of the average daily net assets of B Shares and C Shares of each Fund (the "Payments"). The Payments shall be accrued daily and paid monthly or at such other interval as the Trust's Board of Trustees ("Board") shall determine.

     (b) On behalf of the Trust, as principal underwriter of each Fund, Forum may spend such amounts and incur such expenses as it deems appropriate or necessary on any activities primarily intended to result in the sale of Investor Shares, B Shares, and C Shares of each Fund (distribution activities) or for the servicing and maintenance of shareholder accounts of Investor Shares, B Shares, and C Shares of each Fund (service activities); provided, however that: (i) any agreement entered into pursuant to Section 4 hereof shall apportion the payments made under the agreement between distribution and service activities and (ii) Investor Shares, B Shares, and C Shares of each Fund shall not directly or indirectly pay any amounts, whether Payments or otherwise, that exceed any applicable limits imposed by law or the National Association of Securities Dealers, Inc. ("NASD").

     (c) For purposes of the Plan, service activities shall mean any activities covered by the definition of "service fee" contained in the NASD's Rules of Fair Practice, as amended from time to time, and distribution activities shall mean any activities in connection with Forum's performance of its obligations under the Plan or the Agreement that are not deemed service activities.


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     SECTION 3. DISTRIBUTION AND SERVICE ACTIVITIES

     Distribution and service activities include: (i) any sales, marketing and other activities primarily intended to result in the sale of Investor Shares, B Shares, and C Shares and (ii) responding to Investor Shares, B Shares, and C Shares shareholder inquiries regarding the Funds' investment objectives, policies and other operational features. Expenses for such activities include compensation to employees, and expenses, including overhead and telephone and other communication expenses, of Forum and various financial institutions or other persons who engage in or support the distribution of Investor Shares, B Shares, and C Shares, or who respond to Investor Shares, B Shares, and C Shares shareholder inquiries regarding the Funds' operations; the incremental costs of printing (excluding typesetting) and distributing prospectuses, statements of additional information, annual reports and other periodic reports for use in connection with the offering or sale of Investor Shares, B Shares, and C Shares to any prospective investors; and the costs of preparing, printing and distributing sales literature and advertising materials used by Forum or others in connection with the offering of Investor Shares, B Shares, and C Shares for sale to the public.

     SECTION 4. MARKETING AND SERVICE AGREEMENTS

     Pursuant to agreements the form of which shall be approved by the Board ("Agreements"), Forum may pay any or all amounts of the Payments to other persons ("Service Providers") for any distribution or service activity. Each Agreement shall contain a representation by the Service Provider that any compensation payable to the Service Provider in connection with the investment in the Investor class of a Fund of the assets of its customers: (i) will be disclosed by the Service Provider to its customers; (ii) will be authorized by its customers; and (iii) will not result in an excessive fee to the Service Provider. Each Agreement shall provide that, in the event an issue pertaining to the Plan is submitted for shareholder approval, the Service Provider will vote any shares held for its own account in the same proportion as the vote of those shares held for the accounts of the Service Provider's customers.

     SECTION 5. REVIEW AND RECORDS

     (a) Forum shall prepare and furnish to the Board, and the Board shall review at least quarterly, written reports setting forth all amounts expended under the Plan by the Trust and Forum and identifying the activities for which the expenditures were made.

     (b) The Trust shall preserve copies of the Plan, each agreement related to the Plan and each report prepared and furnished pursuant to this Section in accordance with Rule 12b-1 under the Act.


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


     SECTION 6. EFFECTIVENESS; DURATION; AND TERMINATION

     With respect to the Investor Shares, B Shares, and C Shares of a Fund:

     (a) The Plan shall become effective upon approval by: (i) a vote of at least a majority of the outstanding voting securities of the Investor Shares, B Shares, and C Shares of the Fund and (ii) the Board, including a majority of the trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan (the "Qualified Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on approval of the Plan.

     (b) The Plan shall remain in effect for a period of one year from the date of its effectiveness, unless earlier terminated in accordance with this Section, and thereafter shall continue in effect for successive twelve-month periods, provided that such continuance is specifically approved at least annually by the Board and a majority of the Qualified Trustees pursuant to a vote cast in person at a meeting called for the purpose of voting on continuance of the Plan.

     (c) The Plan may be  terminated  without  penalty at any time by a vote of:
(i) a majority of the Qualified Trustees or (ii) a vote of a majority of the outstanding voting securities of the Investor Shares, B Shares, and C Shares of the Fund.

     SECTION 7. AMENDMENT

     The Plan may be amended at any time by the Board, provided that: (i) any material amendments to the Plan shall be effective only upon approval of the Board and a majority of the Qualified Trustees pursuant to a vote cast in person at a meeting called for the purpose of voting on the amendment to the Plan and
(ii) any amendment which increases materially the amount which may be spent by the Trust pursuant to the Plan with respect to the Investor Shares, B Shares, and C Shares of a Fund shall be effective only upon the additional approval a majority of the outstanding voting securities of the Investor Shares, B Shares, and C Shares of that Fund.

     SECTION 8. NOMINATION OF DISINTERESTED TRUSTEES

     While the Plan is in effect, the trustees of the Trust who are not interested persons of the Trust shall select and nominate any such disinterested trustee.

     SECTION 9. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

     The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or of the Funds under the Plan, and the Distributor agrees that, in asserting any rights or claims under this Plan, it shall look only to the assets and property of the Trust or the Fund to which the Distributor's rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Funds.


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     SECTION 10. MISCELLANEOUS

     (a)  The  terms  "majority  of  the  outstanding   voting  securities"  and
"interested person" shall have the meanings ascribed thereto in the Act.

     (b) If any provision of the Plan shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.


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                                  MONARCH FUNDS
                     INVESTOR SHARES, B SHARES, AND C SHARES
                                DISTRIBUTION PLAN


                                   APPENDIX A

FUND                               SHARE CLASS

Daily Assets Treasury Fund         Investor Shares

Daily Assets Government Fund       Investor Shares

Daily Assets Cash Fund             Investor Shares
                                   B Shares
                                   C Shares